Exhibit 10.1
[on Comtex News Network, Inc. letterhead]

September 16, 2009

Dr. C.W. Gilluly
415 First Street, SE
Washington, DC 20003-1827

Dear C.W.:

I am pleased to inform you the Compensation Committee has decided to renew your agreement through June 30, 2010.  The effective date will be July 1, 2009 and as a condition of this renewal we are increasing your compensation from $3,250 per month to $5,000 per month.  Additionally, you will be eligible to participate in any employee benefit plans sponsored by the Company for the benefit of its employees upon the same terms and conditions as other employees of the Company.

Thanks for your continued support of the business and I look forward to another productive year working together.

Sincerely,

/s/Chip Brian
CEO and President